UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Alternative Energy Sources, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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ALTERNATIVE ENERGY SOURCES, INC. ADJOURNS IMPORTANT SPECIAL MEETING OF STOCKHOLDERS TO AUGUST 20, 2007

KANSAS CITY, MO, August 3, 2007 -

Alternative Energy Sources, Inc. (OTCBB:AENS) (the “Company”) announced today that it has adjourned its July 30, 2007 Special Meeting of Stockholders to allow additional time for the Company’s stockholders to cast their votes and for the Company to continue to solicit votes for the proposed amendments to its Certificate of Incorporation (the “Proposals”). The meeting will reconvene on August 20, 2007 at 10:30 a.m., at the Company's offices at 310 W. 20th Street, Kansas City, Missouri 64108.

Approximately 45% of the outstanding shares of the Company have been voted and over 95% of the votes cast have been voted for approval of each of the Proposals. However, under Delaware law, the Proposals are required to be approved by at least a majority of the Company's outstanding shares. As of August 2, 2007, approximately 43% of the Company’s outstanding shares have voted to approve the Proposals. The Company hopes that the adjournment will provide stockholders with sufficient time to cast the necessary additional percentage of outstanding shares to approve the Proposals.

The record date for the Special Meeting remains June 18, 2007. The items of business to be considered at the reconvened Special Meeting are described in Alternative Energy Sources, Inc.'s Proxy Statement to stockholders dated July 2, 2007.

Valid proxies submitted by Company stockholders prior to August 20, 2007 will continue to be valid for purposes of the reconvened meeting. As more fully described in the Proxy Statement, Company stockholders are entitled to change their votes or revoke their proxies at any time prior to the vote being taken. Any stockholder who has executed a proxy but who is present at the continuation of the Special Meeting on August 20, 2007, and who wishes to vote in person on the Proposals may do so by revoking his or her proxy in writing at the continuation of the special meeting. Therefore, the final results of voting at the Special Meeting, once reconvened, could differ materially from the initial count described above.
Shareholders with questions regarding the Proposals or needing assistance voting their shares should contact D.F. King & Co., Inc., who is assisting Alternative Energy Sources, toll-free at (888) 887-0082.